Exhibit 14(b)



                      CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
ARK Funds


We consent to the use of our reports dated June 11, 2002 on the statements of assets and liabilities of ARK Funds as of April 30, 2002, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in the Pre-Effective Amendment to Form N-14 filed by the VISION Group of Funds under the Securities Act of 1933 and to the references to our firm in the Joint Proxy Statement/Prospectus and Statement of Additional Information to be filed on May 22, 2003.



/s/ KPMG LLP

Boston, Massachusetts
May 22, 2003